SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			CLEARFIELD INC /MN/
		CENTRAL INDEX KEY:			0000796505
		STANDARD INDUSTRIAL CLASSIFICATION:	TELEPHONE & TELEGRAPH APPRATUS (3661)
		IRS NUMBER:				411347235
		STATE OF INCORPORATION:			MN
		FISCAL YEAR END:			0930

	FILING VALUES:
		FORM TYPE:		SC 13G/A
		SEC ACT:
		SEC FILE NUMBER:	005-39957

	BUSINESS ADDRESS:
		STREET 1:		5480 NATHAN LANE NORTH SUITE 120
		CITY:			PLYMOUTH
		STATE:			MN
		ZIP:			55442
		BUSINESS PHONE:		7634766866

	MAIL ADDRESS:
		STREET 2:		5480 NATHAN LANE NORTH SUITE 120
		CITY:			PLYMOUTH
		STATE:			MN
		ZIP:			55442

FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			JAIN ANIL K
		CENTRAL INDEX KEY:			0001104315
		STANDARD INDUSTRIAL CLASSIFICATION:	TELEPHONE & TELEGRAPH APPRATUS (3661)
		STATE OF INCORPORATION:			MN
		FISCAL YEAR END:			0930

	FILING VALUES:
		FORM TYPE:		SC 13G/A

	BUSINESS ADDRESS:
		STREET 1:		4 WEST BAY LANE
		CITY:			NORTH OAKS
		STATE:			MN
		ZIP:			55127
		BUSINESS PHONE:		6122108734

	MAIL ADDRESS:
		STREET 2:		4 WEST BAY LANE
		CITY:			NORTH OAKS
		STATE:			MN
		ZIP:			55127
</SEC-HEADER>
<SEQUENCE>1
<FILENAME>0001.txt



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                                CLEARFIELD, INC.
                     ______________________________________
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
                     ______________________________________
                         (Title of Class of Securities)


                                   18482P
                     ______________________________________
                                 (CUSIP Number)


               ___________________________________________________
             (Date of Event which Requires Filing of this Statement)


     The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
- ------------------------------------
CUSIP No. 18482P                               Page 2 of 6 pages, including
                                                    exhibits

- -----------------------------------------
     1    NAMES  OF  REPORTING  PERSONS
          I.R.S. IDENTIFICATION NOS.  OF  ABOVE  PERSONS  (entities  only)

          Anil  K.  Jain
- --------------------------
     2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*  (a)  [ ]
                                                                      (b)  [ ]
          N/A
- ------------------
     3    SEC  USE  ONLY

- -----------------------------
     4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          USA
- ---------------------------------------
                5     SOLE  VOTING  POWER
                      5,250
NUMBER  OF      ---------------------
SHARES          6     SHARED  VOTING  POWER
BENEFICIALLY          924,357
OWNED  BY       --------------------------
EACH            7     SOLE  DISPOSITIVE  POWER
REPORTING             5,250
PERSON  WITH    -------------------------------
                8     SHARED  DISPOSITIVE  POWER
                      924,357
- --------------------------------------------
     9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          924,357
- --------------------------------------------
     10   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9) EXCLUDES CERTAIN
          SHARES    [X]
- -----------------------------------------------
     11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          11.6%
- ------------------------------------------------
     12   TYPE  OF  REPORTING  PERSON (See Instructions)
          IN
- -----------------------------------------------
     14 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
          [ ]                Rule  13d-1(b)
          [ ]                Rule  13d-1(c)
          [X]                Rule  13d-1(d)

                                  SCHEDULE 13G
- ---------------------------------------------
CUSIP No. 18482P                               Page 3 of 6 pages, including
                                                    exhibits
- -------------------------------------------


                                     Item 1

(a)     Name  of  Issuer:
                 Clearfield,  Inc.

(b)     Address  of  Issuer's  Principal  Executive  Offices:
                 5480 Nathan Lane North, Suite 120
                 Plymouth,  Minnesota  55442

                                     Item 2

(a)     Name  of  Person  Filing
                 Anil  K.  Jain

(b)     Address  of  Principal  Business  Office  or,  if  none,  Residence:
                 4 West Bay Lane
                 North Oaks,  Minnesota  55127

(c)     Citizenship:
                 United  States

(d)     Title  of  Class  of  Securities:
                 Common  Stock,  $0.01  Par  Value

(e)     CUSIP  Number:
                 18482P

                                  SCHEDULE 13G
- -------------------------------------------
CUSIP No. 18482P                              Page 4 of 6 pages, including
                                                    exhibits
- ---------------------------------------------

If this statement is filed pursuant to Sec. Sec. 240.13d-1(b) or 240.13d-2(b) or
(c), check  whether  the  person  filing  is  a:          Not  Applicable

      (a)[ ] Broker  or  dealer  registered  under  section  15  of  the  Act.
      (b)[ ] Bank  as  defined  in  section  3(a)(6)  of  the  Act.
      (c)[ ] Insurance  company  as  defined  in  section  3(a)(19)  of the Act.
      (d)[ ] Investment company registered under section 8 of the Investment Company Act of 1940.
      (e)[ ] An  investment  advisor in accordance with rule 13d-1(b)(1)(ii)(E);
      (f)[ ] An employee benefit plan or endowment fund in accordance with rule 13d-1(b)(1)(ii)(F);
      (g)[ ] A parent holding company or control person in accordance with rule 13d-1(b)(1)(ii)(G);
      (h)[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
      (j)[ ] Group,  in  accordance  with  rule  13d-1(b)(1)(ii)(J).

                                     Item 4
Ownership:
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount  beneficially  owned:     924,357*
      (b) Percent  of  Class:               7.7%
      (c) Number  of  shares  as  to  which  the  person  has:
          (i)  Sole  power  to  vote  or  to  direct  the  vote:           5,250
          (ii) Shared  power  to  vote  or  to  direct  the  vote:       924,357
          (iii)Sole power to dispose or to direct the disposition of:      5,250
          (iv) Shared power to dispose or to direct the disposition of:  924,357

          *Excludes 5,250 Shares held by Reporting Person as Trustee of Trusts for relatives for which he is not a beneficial owner. Reporting person has sole power to vote, dispose or direct the disposition of said Trust shares but disclaims beneficial ownership of said shares.

                                  SCHEDULE 13G
- ----------------------------------------------
CUSIP No. 18482P                               Page 5 of 6 pages, including
                                                    exhibits
- -------------------------------------------


                                     Item 5

Ownership  of  Five  Percent  or  Less  of  a  Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                     Item 6

Ownership  of  More  than  Five  Percent  on  Behalf  of  Another  Person.

N/A

                                     Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

                                     Item 8

Identification  and  Classification  of  Members  of  the  Group.

N/A


                                     Item 9

Notice  of  Dissolution  of  Group.

N/A

                                  SCHEDULE 13G
- --------------------------------------------
CUSIP No. 18482P                               Page 6 of 6 pages, including
                                                    exhibits
- ------------------------------------------


                                     Item 10

Certification:

     Not  Applicable


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 16,  2010                          (Date)


/s/ Anil  K.  Jain                          (Signature)
- --------------------------------------

Anil  K.  Jain                              (Name/Title)

</SEC-DOCUMENT>
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